Exhibit 10.1

LEASE PURCHASE AGREEMENT

This Lease Purchase Agreement is entered into this the 5th day of July, 2013 by and between FFMJ, LLC, a Nevada Limited Liability Company located at 9027 Musgrave St., Colorado Springs, CO 80920 (“Seller”), and GRAY FOX PETROLEUM CORP., a Nevada Corporation, located at 3333 Lee Parkway, Suite 600, Dallas, TX 75219 (hereinafter “Buyer”).

Recitals

WHEREAS, Seller owns certain oil and gas leases issued by the United States of America within the State of Nevada;

WHEREAS, Seller desires to sell and assign the leases to Buyer for consideration that includes certain drilling obligations, as set forth below;

WHEREAS, Buyer desires to own and operate these leases,

Agreement

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1 – LEASES PURCHASED

1.1            RECITALS. All recitals are hereby incorporated by this reference.

1.2            ASSETS PURCHASED. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, those certain oil and gas leases, issued by the Bureau of Land Management for the United States of America within the State of Nevada, as set forth on Exhibit “A,” attached hereto and incorporated herein (“Leases”).

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1.3            Seller will deliver the Leases at a minimum 82% net revenue interest. In other words, lease burdens shall not exceed 18%, including but not limited to mineral owner royalties. This lease burden will include reservations by Seller of overriding royalty interests.

1.4            All petroleum, hydrocarbons and associated gases produced at and after the assignment of the Leases from Seller to Buyer

1.5            The Leases exclude well or lease bonds in place with the Nevada Division of Minerals and/or the BLM.

SECTION 2 – PURCHASE PRICE FOR LEASES

2.1            The purchase price for the Leases shall be $250,000.00, with reference to the following:

2.2            At closing, Buyer shall pay the purchase price, as follows: $100,000.00 USD on or before July 15, 2013, $75,000.00 within 60 days of closing, and $75,000.00 within 120 days of closing. Should Buyer decide not to pursue closing or otherwise fulfill their obligations pursuant to this Lease Purchase Agreement, any and all monies paid from Buyer, to Seller are non- refundable. Buyer waives any and all claim to refund of any monies to Seller pursuant to this Lease Purchase Agreement.

2.4            Buyer shall be responsible for all filing and recording fees for the United States Bureau of Land Management and relevant county recorder offices.

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2.5            Buyer is responsible for all rental payments due on the Leases from the date of closing forward. Buyer must give Seller at least 30 days advanced written notice if they will not make rental payments. If Buyer does not pay the rental payment, then Seller at its option may pay the rental payment, and shall receive an assignment of those Leases from Buyer. Should Buyer fail to pay, or decide not to pay, rentals on the Leases, Buyer shall re-assign the Leases to Seller. As to this Paragraph 2.5, time is of the essence as failure to pay rental payments may result in lease cancellation and/or renewal on different royalty terms.

2.6            Buyer will not assign the Leases to Seller until final payment is made.

SECTION 3 – OTHER AGREEMENTS

3.1            DRILLING OBLIGATION. Buyer agrees that they will drill a test well with a surface and bottom hole location on the Leases for the purpose of hydrocarbon exploration and production. The well must achieve a depth of 6,000 feet or as otherwise agreed to by the parties in writing. Buyer must begin drilling with a rig capable of total depth within two years of closing. Buyer agrees to re-assign the Leases, without reserving any interest (whether record title, operating rights, overriding royalty interest, or otherwise) if they fail to commence drilling, as set forth in the paragraph.

3.2            AREA OF MUTUAL INTEREST. Buyer agrees to assign a 3% overriding royalty interest to Seller on any lease (either Federal, State or Fee) obtained on lands within the area covered by or contiguous to the Leases listed in Appendix “A.”

3.3            The parties shall execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer and take such other action as necessary to effectively vest in Buyer and to put Buyer in possession of, any of the Leases and rights and relations thereto. These must include the relevant Bureau of Land Management forms, a Memorandum of Lease Assignment for recordation with the relevant counties.

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SECTION 4 – REPRESENTATIONS AND WARRANTIES OF SELLER

4.1            Seller represents and warrants to Buyer as follows:

4.2            Seller is now and on the date of closing will be a limited liability company duly organized and validly existing and in good standing under the laws of the State of Nevada. Seller has all requisite corporate of power and authority to own, operate and/or lease the assets, as the case may be, and to carry own its business as now being conducted.

4.3            The execution, delivery and performance of this Agreement have been duly authorized and approved by the Members, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

4.4            Seller holds good and marketable title to the Leases, but offers no warranty of title, free and clear of restrictions on or conditions to transfer or assignment, apart from those found in the United States Code and the Code of Federal Regulations as to onshore federal oil and gas leases, and free and clear of liens, pledges, charges or encumbrances.

4.5            Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the Leases being conveyed under this Agreement.

4.6            None of the representations or warranties of Seller contains or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading.

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SECTION 5 – REPRESENTATIONS OF BUYER

5.1            Buyer represents and warrants as follows:

5.2            Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada. Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, including the ability to hold federal oil and gas leases, as qualified by the United States Code of Federal Regulation.

5.3            The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

5.3 None of the representations or warranties of Buyer contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the misstatements contained herein not misleading.

SECTION 6 – CLOSING

6.1            TIME AND PLACE. This agreement shall be closed at the offices of Rammell Law, PLLC, located at 7410 S. Creek Rd., Suite 204, Sandy, UT 84093 on the 5th day of July, 2013, or such other time as the parties may agree in writing. If the closing has not occurred on or before the 5th day of July, 2013, then either party may elect to terminate this agreement.

6.2            The party with a right to terminate this Agreement pursuant to Section 6.1 shall not be bound to exercise such right, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

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6.3            Prior to closing, Buyer had an opportunity to conduct a field inspection and a title examination of relevant leasehold records at the Bureau of Land Management office in Reno, Nevada.

SECTION 7 – MISCELLANEOUS

7.1            The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

7.2            Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at their location listed above.

7.3            All notices and other communications shall be deemed to be given at the expiration of three (3) days after the date of mailing. Buyer must send a copy of all notices to Rammell Law, PLLC, located at 7410 S. Creek Rd., Suite 204, Sandy, UT 84093. The addresses to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties.

7.4            In the event of a default under this Agreement, the defaulting party shall reimburse the non-defaulting party or parties for all costs and expenses reasonably incurred by the non-defaulting party or parties in connection with the default, including without limitation attorney fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney fees at the trial level and on appeal.

7.5            No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

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7.6            This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Nevada. The state and federal courts of the State of Nevada shall have sole jurisdiction.

7.7            This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

7.8            The parties hereto agree that counterpart and electronic signatures are valid and binding, whether received by email, fax or otherwise.

WITNESS the signatures of the parties this the 5th day of July, 2013.

FFJM, LLC	GRAY FOX PETROLEUM CORP.

/s/ Stanley Allen Matzke	/s/ Lawrence Pemble
Stanley Allen Matzke, III, Manager	Lawrence Pemble, President

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Appendix "A"- West Ranch lease list

	NV BIM lease #	Acres	Renewal Date	Expiration
1	82961	2560.00	2/1/2014	1/31/2017
2	82962	1920.00	2/1/2014	1/31/2017
3	82957	520.00	2/1/2014	1/31/2017
4	81659	1501.16	4/1/2014	3/31/2016
5	81660	1880.00	4/1/2014	3/31/2016
6	81661	1200.00	4/1/2014	3/31/2016
7	81663	560.00	4/1/2014	3/31/2016
8	81667	1926.28	4/1/2014	3/31/2016
9	81668	642.12	4/1/2014	3/31/2016
10	81669	960.00	4/1/2014	3/31/2016
11	81670	2160.00	4/1/2014	3/31/2016
12	81671	2560.00	4/1/2014	3/31/2016
13	81675	2560.00	4/1/2014	3/31/2016
14	81721	2480.00	5/1/2014	4/30/2016
15	81719	1931.84	5/1/2014	4/30/2016
16	80946	599.29	5/1/2014	4/30/2016
17	82124	960.00	8/1/2013	7/31/2016
18	82126	1440.00	8/1/2013	7/31/2016
19	83455	1882.32	8/1/2013	7/31/2017
20	82593	1200.00	11/1/2013	10/31/2016
21	82594	640.44	11/1/2013	10/31/2016
22	82595	640.00	11/1/2013	10/31/2016

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